Exhibit 99.1


Contacts:

Kenneth G. Kasses                   Mary Ann Dunnell
Genta Incorporated                  Robinson Lerer & Montgomery
781-402-3450                        212-484-7797

FOR IMMEDIATE RELEASE
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      ARTICLE IN LEADING SCIENTIFIC JOURNAL SPOTLIGHTS USE OF GENTA'S BCL-2
      ANTISENSE COMPOUND IN INCREASING RESPONSE TO A CHEMOTHERAPEUTIC DRUG

              PRE-CLINICAL STUDIES SHOW SIGNIFICANT TUMOR REDUCTION
                   IN MOUSE TRANSPLANT MODEL OF HUMAN MELANOMA

SAN DIEGO, CA, FEBRUARY 2, 1998 -- Genta Incorporated (Nasdaq: GNTA) today announced that the February issue of NATURE MEDICINE, a leading scientific peer-reviewed journal, contains an article demonstrating the effectiveness of Genta's G3139 antisense compound as a chemosensitizer in an animal model of human melanoma. In experiments conducted at the University of Vienna, Austria, researchers showed that, by pre-treating the animals with G3139, they could significantly increase the effectiveness of a chemotherapeutic drug.

The study examined the effect of G3139 on dacarbazine (DTIC) sensitivity in a human melanoma transplant in immuno-compromised mice compared to three control groups: a saline control, a reverse sequence antisense oligonucleotide and a mismatched pair oligonucleotide. When DTIC, the most widely used chemotherapeutic agent in melanoma, was administered to the animals, the mean tumor weights in all three control groups were not significantly different but the G3139 group had a mean tumor weight close to zero and the tumor was completely ablated in ten out of thirteen animals. In a separate experiment, the authors also demonstrated that the antisense compound, G3139, alone had a significantly greater effect in reducing tumor growth than did the three control treatments.

The reported research was directed by Dr. Burkhard Jansen, Department of Clinical Pharmacology and Dermatology, University of Vienna, Austria, the lead author of the NATURE MEDICINE article. The authors noted that their data suggest "that Bcl-2 contributes to the lack of chemosensitivity of human melanoma. This lack of chemosensitivity may be overcome by bcl-2 antisense therapy."

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"We  have  always  believed  that  G3139  had  potential  as a  chemosensitizer, hypothesizing that tumors become resistant to chemotherapy due, at least in part, to the expression of the bcl-2 gene, which protects the cells from apoptosis (programmed cell death)," stated Kenneth G. Kasses, President and Chief Executive Officer of Genta. "We have always theorized that G3139, by downregulating the Bcl-2, should resensitize the cells to chemotherapy and cell death. The results presented in NATURE MEDICINE are the strongest evidence we've seen to date to support this hypothesis.

"Of course, we recognize that the studies to date constitute early-stage research, and that substantial additional pre-clinical and clinical research will be required to prove the effect of G3139 as a chemosensitizer in humans. However, we are extremely encouraged by these results and intend to pursue human studies as soon as practicable to support these findings. We believe that a clinical study replicating these mice experiments could be commenced by the second half of this year."

ABOUT BCL-2 ANTISENSE

Chemotherapeutic drugs are believed to work by causing programmed cell death, or apoptosis, in tumor cells. However, the authors state that up to 90 percent of human melanomas are known to express a gene called bcl-2, which produces a protein that blocks the process of apoptosis, thereby keeping the cancer cells from dying and allowing them to reproduce freely. bcl-2 antisense removes the barrier to apoptosis, which may increase responsiveness to the chemotherapeutic drug. The antisense molecule works by binding to messenger RNA in tumor cells and preventing it from producing Bcl-2.

Genta believes that Bcl-2 expression also contributes to chemotherapeutic resistance in other cancers. For example, Genta estimates that Bcl-2 is upregulated in approximately 70 percent of breast cancers; 90 percent of androgen-insensitive prostate cancers; and 65-70 percent of non-Hodgkin's lymphomas.

Genta Incorporated (Nasdaq: GNTA) is a biopharmaceutical company whose strategy consists of building a product and technology portfolio that represents varying degrees of development risk and market potential, including Anticode(TM) (antisense) products intended to treat cancer at its genetic source, oral controlled-release drugs and other genomics opportunities.

The statements contained in this press release that are not historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, including statements regarding the expectations, beliefs, intentions or strategies regarding the future. Without limiting the foregoing, the words "anticipates," "believes," "expects," "intends," "may" and "plans" and similar expressions are intended to identify forward-looking statements. The Company intends

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that all forward-looking  statements be subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company's views as of the date they are made with respect to future events, but are subject to many risks and uncertainties, which could cause the actual results of the Company to differ materially from any future results expressed or implied by such forward-looking statements, including the following: the results obtained in pre-clinical studies may not be indicative of results that will be obtained in clinical trials; all of Genta's potential products are at an early stage of development; neither Genta nor, to its knowledge, any other company, has successfully completed human clinical trials of a product based on antisense technology; there can be no assurance that Genta will receive regulatory approvals to commence or continue clinical trials of product candidates or to market any products or that delays in completion of clinical trials as a result of delays in patient enrollment or other factors will not occur; and there can be no assurance that Genta will be able to obtain adequate funding to achieve its objectives. The Company does not undertake to update any forward-looking statements.

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